================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*




                          MAGMA DESIGN AUTOMATION, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                    Common Stock, $.0001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    559181102
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]   Rule 13d-1(b)
         [_]   Rule 13d-1(c)
         [X]   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

ITEM 1(A).    NAME OF ISSUER:
              --------------
              Magma Design Automation, Inc.



ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              -----------------------------------------------
              2 Results Way, Cupertino, CA 95014.



ITEM 2(A).    NAMES OF PERSONS FILING:
              -----------------------
              New Enterprise Associates 9, Limited Partnership ("NEA 9") and New Enterprise Associates VII, Limited Partnership ("NEA VII"(collectively, the "Funds"); NEA Partners 9, Limited Partnership ("NEA Partners 9"), which is the sole general partner of NEA 9, and NEA Partners VII, Limited Partnership ("NEA Partners VII"), which is the sole general partner of NEA VII (collectively, the "GPLPs"); and Stewart Alsop II ("Alsop"), Peter J. Barris ("Barris"), Nancy L. Dorman ("Dorman"), Ronald Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Thomas C. McConnell ("McConnell"), Peter T. Morris ("Morris"), John M. Nehra ("Nehra") Charles W. Newhall III ("Newhall") and Mark W. Perry ("Perry") (the "General Partners"). All of the General Partners are individual general partners of NEA Partners 9. All of the General Partners except Alsop are individual general partners of NEA Partners VII. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."



ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              -----------------------------------------------------------
              The address of the principal business office of NEA 9, NEA Partners 9, NEA VII, NEA Partners VII, Dorman, Nehra and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Alsop, Kase, Kramlich, McConnell, Morris and Perry is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is One Freedom Square, 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.



ITEM 4.       OWNERSHIP.
              ---------
              Not applicable.



ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
              --------------------------------------------
              Each Reporting Person has ceased to own beneficially more than five percent (5%) of the outstanding Common Stock of Magma Design Automation, Inc.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 5, 2003


NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By:  NEA PARTNERS 9, LIMITED PARTNERSHIP

     By:                  *
         ----------------------------------------
         Charles W. Newhall III
         General Partner


NEA PARTNERS 9, LIMITED PARTNERSHIP

By:                       *
     --------------------------------------------
     Charles W. Newhall III
     General Partner



NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By:  NEA PARTNERS VII, LIMITED PARTNERSHIP

     By:                  *
         ----------------------------------------
         Charles W. Newhall III
         General Partner



NEA PARTNERS VII, LIMITED PARTNERSHIP

By:                       *
     --------------------------------------------
     Charles W. Newhall III
     General Partner


                          *
-------------------------------------------------
Stewart Alsop II


                          *
-------------------------------------------------
Peter J. Barris

                          *
-------------------------------------------------
Ronald H. Kase


                          *
-------------------------------------------------
C. Richard Kramlich


                          *
-------------------------------------------------
Thomas C. McConnell


                          *
-------------------------------------------------
Peter T. Morris


                          *
-------------------------------------------------
John M. Nehra


                          *
-------------------------------------------------
Charles W. Newhall III


                          *
-------------------------------------------------
Mark W. Perry


                                         *By: /s/ Nancy L. Dorman
                                              ----------------------------------
                                              Nancy L. Dorman, in her individual
                                              capacity and as Attorney-in-Fact


--------------------------------------------------------------------------------
This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc. and on February 16, 1999 in connection with a Schedule 13G for Applied Imaging Corp. which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Magma Design Automation, Inc.

     EXECUTED as a sealed instrument this 5th day of February, 2003.



NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By:  NEA PARTNERS 9, LIMITED PARTNERSHIP

     By:                  *
         ----------------------------------------
         Charles W. Newhall III
         General Partner


NEA PARTNERS 9, LIMITED PARTNERSHIP

By:                       *
     --------------------------------------------
     Charles W. Newhall III
     General Partner


NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By:  NEA PARTNERS VII, LIMITED PARTNERSHIP

     By:                  *
         ----------------------------------------
         Charles W. Newhall III
         General Partner


NEA PARTNERS VII, LIMITED PARTNERSHIP

By:                       *
     --------------------------------------------
     Charles W. Newhall III
     General Partner


                          *
-------------------------------------------------
Stewart Alsop II

                          *
-------------------------------------------------
Peter J. Barris


                          *
-------------------------------------------------
Ronald H. Kase


                          *
-------------------------------------------------
C. Richard Kramlich


                          *
-------------------------------------------------
Thomas C. McConnell


                          *
-------------------------------------------------
Peter T. Morris


                          *
-------------------------------------------------
John M. Nehra


                          *
-------------------------------------------------
Charles W. Newhall III


                          *
-------------------------------------------------
Mark W. Perry


                                         *By: /s/ Nancy L. Dorman
                                              ----------------------------------
                                              Nancy L. Dorman, in her individual
                                              capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc. and on February 16, 1999 in connection with a Schedule 13G for Applied Imaging Corp. which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                         /s/ Raymond L. Bank
                                         ------------------------------
                                         Raymond L. Bank



                                         /s/ Thomas R. Baruch
                                         ------------------------------
                                         Thomas R. Baruch



                                         /s/ Cornelius C. Bond, Jr.
                                         ------------------------------
                                         Cornelius C. Bond, Jr.



                                         /s/ Frank A. Bonsal, Jr.
                                         ------------------------------
                                         Frank A. Bonsal, Jr.



                                         /s/ James A. Cole
                                         ------------------------------
                                         James A. Cole

                                         /s/ Nancy L. Dorman
                                         ------------------------------
                                         Nancy L. Dorman



                                         /s/ Neal M. Douglas
                                         ------------------------------
                                         Neal M. Douglas



                                         /s/ John W. Glynn, Jr.
                                         ------------------------------
                                         John W. Glynn, Jr.



                                         /s/ Curran W. Harvey
                                         ------------------------------
                                         Curran W. Harvey



                                         /s/ Ronald Kase
                                         ------------------------------
                                         Ronald Kase



                                         /s/ C. Richard Kramlich
                                         ------------------------------
                                         C. Richard Kramlich



                                         /s/ Robert F. Kuhling
                                         ------------------------------
                                         Robert F. Kuhling



                                         /s/ Arthur J. Marks
                                         ------------------------------
                                         Arthur J. Marks



                                         /s/ Thomas C. McConnell
                                         ------------------------------
                                         Thomas C. McConnell



                                         /s/ Donald L. Murfin
                                         ------------------------------
                                         Donald L. Murfin



                                         /s/ H. Leland Murphy
                                         ------------------------------
                                         H. Leland Murphy

                                         /s/ John M. Nehra
                                         ------------------------------
                                         John M. Nehra



                                         /s/ Charles W. Newhall III
                                         ------------------------------
                                         Charles W. Newhall III



                                         /s/ Terry L. Opdendyk
                                         ------------------------------
                                         Terry L. Opdendyk



                                         /s/ Barbara J. Perrier
                                         ------------------------------
                                         Barbara J. Perrier



                                         /s/ C. Vincent Prothro
                                         ------------------------------
                                         C. Vincent Prothro



                                         /s/ C. Woodrow Rea, Jr.
                                         ------------------------------
                                         C. Woodrow Rea, Jr.



                                         /s/ Howard D. Wolfe, Jr.
                                         ------------------------------
                                         Howard D. Wolfe, Jr.



                                         /s/ Nora M. Zietz
                                         ------------------------------
                                         Nora M. Zietz

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                         /s/ Peter J. Barris
                                         ------------------------------
                                         Peter J. Barris



                                         /s/ Debra E. King
                                         ------------------------------
                                         Debra E. King



                                         /s/ Peter T. Morris
                                         ------------------------------
                                         Peter. T. Morris



                                         /s/ Hugh Y. Rienhoff, Jr.
                                         ------------------------------
                                         Hugh Y. Rienhoff, Jr.



                                         /s/ Alexander Slusky
                                         ------------------------------
                                         Alexander Slusky



                                         /s/ Louis B. Van Dyck
                                         ------------------------------
                                         Louis B. Van Dyck

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1999.


                                         /s/ Mark W. Perry
                                         ------------------------------
                                         Mark W. Perry



                                         /s/ Stewart Alsop II
                                         ------------------------------
                                         Stewart Alsop II